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                                                                   EXHIBIT 23.3


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 7, 1997, except as to Note 13 which is as of June 12, 1997, relating to the financial statements of ERO, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Independent Auditors", "Summary Historical Consolidated Financial Data of ERO" and "Selected Consolidated Financial Data of ERO" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Historical Consolidated Financial Data of ERO" or "Selected Consolidated Historical Financial Data of ERO."




PRICE WATERHOUSE LLP
Chicago, Illinois
July 29, 1997